UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FOUNDATION HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (“Annual Meeting”) of Foundation Healthcare, Inc., which will be held at our principal executive offices located at 13900 N. Portland Avenue, Suite 200, Oklahoma City, Oklahoma 73134 on June 20, 2016 at 11:00 a.m., Central Standard Time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed.

A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Foundation Healthcare, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the Annual Meeting by promptly voting your shares by Internet, by telephone, or if you request a paper copy of the proxy materials and receive a proxy card, by mail. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

Thomas Michaud

Chairman of the Board of Directors

Oklahoma City, Oklahoma

April 29, 2016

Foundation Healthcare, Inc.

14000 N. Portland Ave., Suite 200, Oklahoma City, Oklahoma 73134

405-608-1700 p • 405-608-1730 f • www.fdnh.com

FOUNDATION HEALTHCARE, INC.

14000 N. Portland Ave., Suite 200

Oklahoma City, Oklahoma 73134

Telephone: (405) 608-1700

NOTICE OF ANNUAL MEETING

To be held on June 20, 2016

TO THE SHAREHOLDERS:

Foundation Healthcare, Inc., an Oklahoma corporation (the “Company”) will hold its annual meeting of shareholders (the “Annual Meeting”) at its principal executive offices located at 13900 N. Portland Avenue, Suite 200, Oklahoma City, Oklahoma 73134, commencing at 11:00 a.m., local time, on June 20, 2016 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	The election of seven directors, each to hold office until the 2017 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2.	To approve, on an advisory basis, named executive officer compensation;

3.	The ratification of Hein & Associates LLP as the Company’s independent registered public accounting firm for 2016; and

4.	Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Foundation Healthcare shareholders at the close of business on April 28, 2016, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.

BY ORDER OF THE BOARD OF DIRECTORS:

Mark R. Kidd, Secretary

Oklahoma City, Oklahoma

April 29, 2016

IMPORTANT VOTING INFORMATION

If you are a beneficial owner whose shares are held of record by a broker who is a member of the NYSE or NASDAQ, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under NYSE or NASDAQ rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE and NASDAQ rules to vote your shares on the ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for 2016 (Proposal 2), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on election of directors (Proposal 1) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on such matter. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making our proxy materials available by the Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on May 9, 2016, we will mail or e-mail to some of you a “Notice of Internet Availability of Proxy Materials” with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

MORE INFORMATION IS AVAILABLE

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2016

The Notice and Proxy Statement and Annual Report on Form 10-K are available at http://www.edocumentview.com/FDNH.

FOUNDATION HEALTHCARE, INC.

14000 N. Portland Ave., Suite 200

Oklahoma City, Oklahoma 73134

Telephone: (405) 608-1700

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 20, 2016

This Proxy Statement is furnished to the shareholders of Foundation Healthcare, Inc. (“we”, “our”, “us”, “Foundation”, “Foundation Healthcare” or the “Company”) in connection with an Annual Meeting of the holders of Foundation Healthcare common stock to be held at the Company’s principal executive offices located at 13900 N. Portland Ave., Suite 200, Oklahoma City, Oklahoma 73134, at 11:00 a.m., local time, on June 20, 2016 and any adjournment or postponement of the Annual Meeting. Proxies in the form included with this Proxy Statement are solicited by the Board of Directors of Foundation Healthcare. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first sent or given on or about May 9, 2016 to Foundation Healthcare’s shareholders of record on April 28, 2016. If you require directions to the location of the Annual Meeting, please telephone (405) 608-1700.

The persons named as attorneys-in-fact in the Proxy, Stanton Nelson and Mark Kidd, were selected by the Board of Directors. If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR:

•	the election of seven directors, each to hold office until the 2017 annual meeting of shareholders and until her or his successor is duly elected and qualified;

•	the approval, on an advisory basis, of the named executive officer compensation;

•	the ratification of Hein & Associates LLP as the Company’s independent registered public accounting firm for 2016.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by:

•	giving written notice of revocation to our Secretary at any time before your Proxy is voted;

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Except where otherwise provided by statute or by our organizational documents, the representation, in person or by proxy, of at least one third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Restated Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of a proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of a proposal, but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will affect the outcome of the vote on the proposal but do have the practical effect of reducing the number of affirmative votes required to achieve a majority for a matter by reducing the total number of shares from which the majority is calculated.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions will not be counted toward such nominee’s achievement of plurality.

Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes cast by all holders of common stock entitled to vote at a meeting in which a quorum is present will be required to approve, on an advisory basis, the compensation of our named executive officers. However, as described in more detail in Proposal Two, this proposal is advisory and non-binding.

Other Matters. Except for the ratification of Hein & Associates LLP as our independent registered public accounting firm, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all seven directors, and (ii) for the proposal to ratify the appointment of Hein& Associates LLP.

Voting by Telephone. Vote by telephone by calling 800-652-8683 and follow the instructions provided by the recorded message. The deadline for voting by telephone is 1:00 a.m., Central Time on June 20, 2016.

Voting over the Internet. Vote on the Internet at http://www.investorvote.com/FDNH by following the online instructions. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 1:00 a.m., Central Time on June 20, 2016.

Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on April 28, 2016 (the “Record Date”), of 17,375,394 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 12,479,181 shares or 72% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of such number of members as is determined from time to time by resolution of our Board. The number of directors is currently fixed at seven. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

There are seven nominees for director, all of whom are current directors of Foundation Healthcare. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election.

Nominee’s Name	Year Nominee First Became A Director	Position(s) with the Company
Thomas Michaud	2013	Chairman of the Board
Stanton Nelson	2003	Chief Executive Officer
Joseph Harroz, Jr.	2007	Director
Robert A. Moreno, M.D.	2013	Director
Steven L. List	2009	Director
Lorin E. Patterson	2015	Director
Richard L. Zahn	2015	Director

Nominees

Our Board of Directors has nominated each of Thomas Michaud, Stanton Nelson, Joseph Harroz, Jr., Robert A. Moreno, M.D., Steven L. List, Lorin E. Patterson and Richard L. Zahn (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2017 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.” There are no family relationships between our directors and executive officers.

The persons named as proxies in the accompanying Proxy intend to vote, unless otherwise instructed in the Proxy, for the election of the seven Nominees listed above. Dr. Moreno and Messrs. Harroz, List, Patterson and Zahn are considered independent directors in accordance with the NYSE MKT standards of director independence. The Board has determined that Messrs. Patterson and Zahn are independent directors. However, the Board of Directors has determined that neither Mr. Patterson nor Mr. Zahn meet the heightened independence standards required to serve on the Audit Committee or Compensation Committee. Messrs. Nelson and Michaud are not considered independent because they currently serve as executive officers for us and our operating subsidiaries. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Our Board of Directors recommends a vote “FOR” the election of Thomas Michaud, Stanton Nelson, Joseph Harroz, Jr., Robert A. Moreno, M.D., Steven L. List, Lorin E. Patterson and Richard L. Zahn to our Board.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Foundation. The directors, nominees and executive officers of Foundation are as follows:

Name	Age	Position with the Company
Thomas Michaud	69	Chairman of the Board
Stanton Nelson	45	Chief Executive Officer and Director
Hubert King	67	Chief Financial Officer
Joseph Harroz, Jr.(1)(2)(3)	49	Director
Robert A. Moreno, M.D.(1)(2)(3)	60	Director
Steven L. List (1)(2)(3)	48	Director
Lorin E. Patterson	57	Director
Richard L. Zahn	68	Director

(1)	Serves on our Compensation Committee.
(2)	Serves on our Audit Committee.
(3)	Serves on our Nominating and Governance Committee.

Biographical Information

The following is a brief description of the business experience of our executive officers and directors:

Thomas Michaud was appointed as Chairman of the Board, effective July 2013. Mr. Michaud’s responsibilities include marketing the Foundation program to potential surgeon partners, developing new geographic and product markets for the Company, along with medium and long term corporate planning and strategy. Mr. Michaud founded Foundation Surgery Affiliates (“FSA”) in January 1996 and serves as Chief Executive Officer of FSA and Foundation Surgical Hospital Affiliates, LLC, which are wholly-owned subsidiaries of the Company. Since 1996, Mr. Michaud has also served as a director of Foundation Healthcare Affiliates, LLC or FHA. FHA is our majority shareholder and as of April 30, 2015, owns 66% of our outstanding common stock. Prior to founding FSA, Mr. Michaud held the positions of Chief Operating Officer and Chief Financial Officer of a regional surgery center management company. After graduating from Boston College with a Bachelor of Science degree in Accounting, Mr. Michaud earned his CPA certificate while serving as a staff accountant with the international accounting firm, Ernst & Young. Mr. Michaud’s experience also includes a position as a partner in a local CPA firm, acting as Chief Operating Officer of a regional wholesale company, along with holding the upper management positions of Manager of Management Information Systems and Manager of Materials at an aerospace company. Mr. Michaud’s qualifications to serve on our Board of Directors include his service as Foundation’s Chief Executive Officer, his experience in commercial enterprises in diverse industries and his background in public accounting.

Stanton Nelson was named as our Chief Executive Officer in January 2008 and has served as one of our directors since August 2003 and our Chairman of the Board from July 2008 until June 2011. From September 2001 to December 2013, Mr. Nelson served as Executive Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of directors of Valliance Bank as its Vice Chairman. Previously, from July 1996 to January 2000, Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and North Texas. Mr. Nelson began his career as a staff member for United States Senator David Boren. Mr. Nelson has a B.B.A. in business management from the University of Oklahoma. Mr. Nelson’s qualifications to serve on our Board of Directors include his service as our Chief Executive Officer, his prior experience as a chief executive officer and his experience in commercial enterprises in diverse industries.

Hubert King was named our Chief Financial Officer on July 1, 2014. From April 2010 to April 2014, Mr. King served as Vice President and Chief Financial Officer of SoutheastHEALTH which is a four hospital system consisting of a tertiary care hospital with three satellite hospital facilities and multiple outpatient facilities. From 2006 to January 2010, Mr. King held various positions with Quorum Health Resources, which managed financially troubled hospitals through reorganizations including federal bankruptcy, including roles as Chief Executive Officer and Chief Financial Officer of a community hospital in Texas and Chief Operating Officer and Chief Financial Officer of a three hospital health system in California, which filed a petition in federal bankruptcy court for protection under Chapter 9 of the federal bankruptcy code. Mr. King’s career includes other positions as Chief Financial Officer of hospitals and healthcare systems. From 1995 to 1998, Mr. King founded and owned a consulting services company in Florida that was focused on providing consulting services to hospitals. Mr. King began his career in public accounting. Mr. King is a Certified Public Accountant (inactive) and holds a M.B.A. from Southern Methodist University and a B.S.B.A. in accounting from the University of Central Florida.

Joseph Harroz, Jr. has served as one of our directors since December 2007. Mr. Harroz is currently the Dean of the University of Oklahoma, College of Law and Vice President of the University, positions he has held since July 2010. Previously, Mr. Harroz served as our President from July 2008 until June 2010 and our Chief Operating Officer from July 2008 until September 2009. Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma from 1996 to 2008. He has been the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He is also a member and Chair of the Board of Trustees of Waddell and Reed Ivy Funds (member from 2004 to present; Chair from 2008 to present) and a Trustee of Waddell and Reed Advisors, Ivy VIP and InvestEd Funds (member from 1998 to present; Vice Chair from 2014 to present), both open-ended mutual fund complexes managed by Waddell and Reed. Additionally, he serves as a Director of Valliance Bank (2004 to present), Mewbourne Family Support Organization (2000 to present), and Oklahoma Foundation for Excellence (2008 to present). Mr. Harroz’ qualifications to serve on our Board of Directors include his past experience as our President, as well as his knowledge and expertise as a general counsel and a director of various companies. He is able to provide a depth of knowledge as to best practices in corporate governance as well as provide advice on transactional matters.

Robert A. Moreno, M.D. was appointed one of our directors in July 2013. Dr. Moreno is a practicing physician with over 20 years’ experience in internal medicine and rehabilitative medicine. Dr. Moreno is the President of the El Paso Integrated Physicians Group, which he founded in 1990. Dr. Moreno has served as chief of staff and medical director of numerous hospitals including: Highlands Regional Rehabilitation Hospital, Rio Vista Rehabilitation Hospital and Southwestern General Hospital. Dr. Moreno graduated from University of Texas Medical Branch in 1980 and University of Ciudad Juarez in 1985 with a Doctorate of Medicine. Dr. Moreno’s qualifications to serve on our Board of Directors include his experience in health care as a practicing physician and on other boards of directors. His health care experience is relevant to us in gaining a better understanding of the relationships with our physician partners.

Steven L. List has served as one of our directors since December 2009. Mr. List is a Managing Director at Mount Kellett Asset Management, an investment firm, having joined in April 2012. Previously, Mr. List was a Managing Director at CRG Partners, a financial advisory firm, having joined in February 2011. Mr. List was an independent consultant who provided financial advisory and transaction services to companies from June 2008 to February 2011. Previously, Mr. List was Senior Vice President and Chief Financial Officer of Mattress Giant Corporation from February 2002 to June 2008 and served as a Managing Director of Crossroads, LLC from December 1998 to January 2002. From May 1995 to November 1998, he served as Senior Manager, Corporate Restructuring at KPMG, LLP. Mr. List earned his BBA in accounting from the University of Oklahoma and is a certified public accountant and certified insolvency and restructuring advisor. Mr. List’s qualifications to serve on our Board of Directors include his experience as a chief financial officer of numerous companies in different industries which is relevant to our business as well as to provide us advice in financial and transactional matters.

Lorin E. Patterson has served as one of our directors since June 2015. Since 2005, Mr. Patterson has been a Partner in the law firm of Reed Smith LLP where he is a member of the firm’s Life Sciences & Health Industry Section. For over twenty years, Mr. Patterson’s practice has focused almost entirely on the structuring and representation of healthcare joint ventures involving physician ownership or management, including ambulatory surgery centers and physician-owned hospitals. Mr. Patterson also counsels his joint venture clients on a wide variety of healthcare regulatory issues, including compliance with the federal Stark and fraud abuse statutes. Mr. Patterson received his B.A. in 1983 from Brigham Young University and earned his J.D. in 1987 from the University of Virginia School of Law. Mr. Patterson’s qualifications to serve on our Board of Directors include his past experience providing us legal services on healthcare and regulatory matters, as well as his knowledge and expertise as counsel to numerous companies. He is able to provide a depth of knowledge as to best practices in corporate governance as well as provide advice on transactional matters.

Richard L. Zahn has served as one of our directors since June 2015. Since May 2007, Mr. Zahn has served as a director of FHA. For over twenty years, Mr. Zahn has served as the Principal of RLZ Consulting, LLC which providing advisory services to companies including strategic, operational and financial consulting. Mr. Zahn also serves as a director for AirBorn, Inc. and OrderMatic Electronics Corporation LLC. Mr. Zahn received his B.S. from

Yale University in 1969 and earned his M.B.A in 1974 from Stanford University. Mr. Zahn’s qualifications to serve on our Board of Directors include his experience serving as director of FHA and his experience providing consulting services to numerous companies in different industries which is relevant to our business as well as to provide us advice in financial and transactional matters.

Information Concerning the Board of Directors

Our Board of Directors currently consists of six members, four of whom qualify as independent within the meaning of the listing standards of NYSE MKT. The Board determined that Joseph Harroz, Jr., Robert A. Moreno, M.D., and Steven L. List, qualify as independent directors.

During 2015, our Board of Directors held 6 meetings. Each of the Nominees attended at least 75% of the Board meetings and the meetings of the committees on which he served. During 2015, our independent directors met in executive session, without members of management, 5 times.

Policy Governing Director Attendance at Annual Meetings of Shareholders

In April 2010, the Board adopted a policy that all directors and all nominees for election as directors are required to attend the Company’s annual meeting of shareholders in person. For the 2015 annual meeting of shareholders, 4 directors attended the meeting.

Board Committees

Our Board maintains three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Compensation Committee and Audit Committee were established in January 2008 and the Corporate Governance Committee was established in April 2008. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances.

All committees report on their activities to our Board and serve at the pleasure of our Board. Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Audit Committee

The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are “independent directors” as defined in Section 803A NYSE MKT marketplace rules (the “NYSE rules”), and one member, Steven L. List, serves as the Audit Committee’s financial expert. During 2015, the Audit Committee was comprised of Joseph Harroz, Jr., Robert A. Moreno, M.D., and Steven L. List (Chair). During 2015, the Audit Committee met 4 times. The Audit Committee met in executive session with the Company’s independent auditors, without members of management, 4 times.

The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.fdnh.com under “Investor Relations - Corporate Governance.”

Compensation Committee

The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. During 2015, the Compensation Committee was comprised of Joseph Harroz, Jr. (Chair), Robert A. Moreno, M.D. and Steven L. List. During 2015, the Compensation Committee met 2 times.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.fdnh.com under “Investor Relations - Corporate Governance.”

The purpose of the committee shall be to carry out the Board’s overall responsibility relating to executive officer compensation. In furtherance of this purpose, the Compensation Committee shall have the following authority and responsibilities:

•	To evaluate candidates for executive positions, including the Chief Executive Officer, and to oversee the development of executive succession plans;

•	To review and approve the corporate goals and objectives with respect to compensation for the Chief Executive Officer. The Committee shall evaluate at least once a year, the Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations shall set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•	To review and approve on an annual basis the evaluation process and compensation structure for the Company’s executive officers. The committee shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for the Company’s executive officers. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers;

•	To review the Company’s incentive compensation plans (including equity and stock option plans) and recommend changes to such plans to the Board as needed. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans;

•	To maintain regular contact with the leadership of the Company in order to continually assess and assist with the making of progress towards the Company’s goals and objectives; and

•	To prepare and publish an annual executive compensation report in the Company’s proxy statement as required by federal securities laws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board. During 2015, the Nominating and Corporate Governance Committee was comprised of Richard L. Zahn, Lorin E. Patterson, and Joseph Harroz, Jr. (Chair). During 2015, the Nominating and Corporate Governance Committee met 1 time.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.fdnh.com under “Investor Relations - Corporate Governance.”

The responsibilities of the Nominating and Corporate Governance Committee include:

•	Formulating, recommending to the Board and overseeing the implementation and administration of the Company’s corporate governance structure and framework;

•	Monitoring and reviewing any issues regarding the “independence” of the directors or involving potential conflicts of interest, and evaluating any change of status of directors and making recommendations regarding the propriety of continued service;

•	Reviewing the Company’s Code of Conduct at least annually and recommending changes, as necessary, to the Board;

•	Reviewing and reporting additional corporate governance matters as necessary or appropriate or as directed by the Chairman of the Board;

•	Leading the search for, screening, evaluating and recommending to the Board qualified candidates or nominees for election or appointment as directors;

•	Recommending Board committee assignments and committee chairs for consideration by the Board;

•	Recommending the number of members that shall serve on the Board; and

•	Periodically administering and reviewing with the Board an evaluation of the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors.

Board Leadership Structure and Role in Risk Oversight

Prior to July 2011, our Chief Executive Officer also served as the Chairman of our Board of Directors. During 2011, the Board considered the addition of a new board member with substantial experience in operational, transactional and management roles with major health care service providers. In July 2011, Ms. Jamie Hopping was appointed to our Board as our non-executive Chairman of the Board while Mr. Nelson remained our Chief Executive Officer and a director. We believe independent directors and management have different perspectives and roles in strategy development. In connection with our acquisition of Foundation Surgery Affiliates and Foundation Surgical Hospital Affiliates (the “Foundation Entities”) in July 2013, and our focus on outpatient surgery centers and surgical hospitals Ms. Hopping resigned as our Chairman of the Board and the Board appointed Thomas Michaud, Chief Executive Officer of the Foundation Entities, as our Chairman of the Board. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings company-specific experience and expertise. The Board believes that separating the positions of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus on the business, strategy development and execution. Our Chairman provides advice and oversight on strategy development and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that separating the role of Chairman and Chief Executive Officer is in the best interest of the shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Chairman of the Board has the responsibility of presiding at all executive sessions of the Board, consulting with the Chief Executive Officer on board meeting agendas and acting as a liaison between management and the non-management directors.

The Board, as a whole and at the committee level, has an active role in overseeing management of our Company’s risks. The Board regularly reviews information regarding our credit, liquidity, operations and regulatory matters, as well as the risks associated with each. Each committee regularly reports to the entire Board, including on the risks reviewed by such committee.

Code of Business Conduct and Ethics

In August 2014, we adopted a revised code of business conduct and ethics that applies to all of our employees, officers and directors, and includes additional standards of conduct for our principal executive, financial and accounting officers and all persons responsible for financial reporting. See “Certain Relationships and Related Party Transactions.” Our code of business conduct and ethics is available on our website at http://www.fdnh.com under “Investor Relations – Corporate Governance.” Information on, or accessible through, our website is not part of this filing. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors. Directors must be highly-qualified and must possess the highest standards of personal and professional ethics and integrity, practical wisdom and mature judgment and be committed to staunchly representing the interests of the shareholders. The Nominating and Corporate Governance Committee also believes that the Board should be comprised of a diverse group of individuals with significant leadership accomplishments in international business, government, education or not-for-profit activities; who have been associated with institutions noted for excellence; and who have broad experience and the ability to exercise sound business judgment. In addition, although there is no specific policy on considering diversity, the Board and the Nominating and Corporate Governance Committee believe Board membership should represent diverse viewpoints.

These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee does not currently have a policy with regard to the consideration of director candidates recommended by shareholders. The Company is a smaller reporting company and has focused on recruiting high-quality candidates for directors. The Board believes that given the Company’s stage of development, it is appropriate for the Board to not have a policy on consideration of director candidates recommended by shareholders.

Policies Governing Security Holder Communications with the Board of Directors

The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairman of the Board via the method listed below:

By U.S. Mail (including courier or expedited delivery service):

Foundation Healthcare, Inc.

14000 N. Portland Ave., Suite 200

Oklahoma City, Oklahoma 73134

Attn: Chairman of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via the method listed below:

By U.S. Mail (including courier or expedited delivery service):

Foundation Healthcare, Inc.

14000 N. Portland Ave., Suite 200

Oklahoma City, Oklahoma 73134

Attn: [Name of Individual Director]

The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Report of the Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.

In the performance of its functions, our Audit Committee:

•	reviewed and discussed the audited consolidated financial statements included in our 2015 Annual Report with our management;

•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees);

•	received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2015 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee also discussed with the independent registered public accounting firm our (including our management) and their independence, including written disclosures received by the Audit Committee in accordance with the requirements of the Public Company Accounting Oversight Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2016.

Our Audit Committee Members:

The report of the Audit Committee shall not be deemed to be “soliciting material,” shall not be deemed filed with the SEC, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

April 29, 2016	Steven L. List (Chair)
Joseph Harroz, Jr.
Robert A. Moreno, M.D.

Compensation Committee

The primary goals of our Compensation Committee in setting 2015 executive officer compensation were:

•	to provide a competitive compensation package that enabled us to attract and retain key executives, and

•	to align the interests of our executive officers with those of our shareholders and also with our operating performance.

Overview of Executive Officer Compensation

We have not engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Furthermore, we have not found a direct peer in the surgical hospital industry with publicly-available information. However, we have utilized a weighted composite of base pay, incentive compensation and stock and options awards to create a focal point of total cash compensation that consisted of base pay and incentive cash compensation. In the future, our Compensation Committee may consider obtaining a study of companies within our current operating industries that are similar in size, revenues and earnings to our current profile to assist in establishing executive officer compensation levels and composition.

We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Prior to 2008, the only non-cash incentive awards were annual grants of stock options exercisable for the purchase of our common stock shares at or above the closing sale price of our stock on the date of grant. In 2012, we adopted our Amended and Restated 2008 Long-Term Incentive Plan (“Amended 2008 Plan”) that received shareholder approval in May 2012. In 2012, we also adopted performance-based compensation measures, under the Amended 2008 Plan, called “Performance Criteria” which means the criteria that the Compensation Committee selects for purposes of establishing the performance goals for an individual for a particular performance period selected by the Compensation Committee (provided such period shall not be less than 12 months). The Performance Criteria (which shall be applicable to the organizational level specified by the Compensation Committee, including, but not limited to, the Company or a unit, division, group, or subsidiary of the Company) that will be used to establish performance goals shall be based on the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our and our shareholders’ best interests that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may authorize compensation arrangements outside of the normal annual review cycle in order to address a retention issue.

In 2015, Stanton Nelson, our Chief Executive Officer, participated in discussions with the Compensation Committee on executive compensation other than his executive officer compensation. We expect that Mr. Nelson will continue to participate in discussions with other members of our executive management team in the drafting of our compensation plans and policies, including earnings targets and operating results. To the extent that members of management participate in executive compensation discussions with our Compensation Committee, they do so only on an advisory basis, and final determination of executive compensation matters is made by the Compensation Committee.

We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in our common stock shares. We believe that our Amended 2008 Plan provides compensation in a manner that aligns our executives’ interests with those of our shareholders in furtherance of growth and creation of shareholder value.

Summary of 2015 Performance Compared to 2014

During 2015, our primary focus has been the execution of the Foundation business plan which includes the operation of surgical hospitals and surgery centers.

As of December 31, 2015, we had an accumulated deficit of $32.1 million and reported net income attributable to Foundation Healthcare common stock of $5.2 million for 2015.

	2015	2014	% Change
Results from Operations:
Revenues	$126,139,824	$101,858,149	24%
Equity in earnings of affiliates	1,369,488	2,979,293	-53%
Income from continuing operations, before taxes	2,020,227	1,408,531	160%
Income from discontinued operations, net of taxes	6,191,721	254,244	2,335%
Net income (loss) attributable to Foundation Healthcare	5,897,352	(1,312,876)	549%
Net income (loss) attributable to Foundation Healthcare common stock	5,190,955	(2,093,729)	348%

Summary of Total Compensation Earned for 2015 Compared to 2014

Our primary focus during 2015 was execution of the Foundation business plan which includes the operation of surgical hospitals and surgery centers. The following table summarizes total compensation earned by each Named Executive Officer for 2015 as compared to 2014. The changes in compensation for fiscal 2015 from fiscal 2014 primarily relate to bonus compensation, salary adjustments and the timing of stock awards. See the “Summary Compensation Table” for a detail breakdown of compensation for each Named Executive Officer.

	2015	2014	% Change
Named Executive Officer
Stanton Nelson, Chief Executive Officer	$778,000	$3,224,000	-76%
Thomas Michaud, Chairman of the Board, CEO of FSHA and FSA	$821,000	$406,000	102%
Hubert King, Chief Financial Officer (1)	$323,000	$543,500	-41%
Robert M. Byers, Advisor to Chairman of the Board(2)	$659,000	$334,000	97%

(1)	Mr. King was appointed our Chief Financial Officer on July 1, 2014.
(2)	Mr. Byers resigned his position as Advisor to Chairman of the Board on April 15, 2016.

Elements of Executive Compensation

Compensation of our executive officers in 2015 was comprised primarily of:

•	base salaries,

•	performance-based annual cash incentives, and

•	perquisites and other employee benefits.

In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, and the compensation paid to executives of our competitors.

The incentive portions of an executive’s compensation (stock awards and stock option awards) are intended to achieve the Compensation Committee’s goal of aligning any executive’s interests with those of our shareholders and with our operating performance. The stock awards and stock option awards or grants place the recipient executive officers or other employee at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a further condition, the executive officer is required to remain in our employ in order to become fully vested or obtain full unrestricted ownership of the awarded common stock shares. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Executive Base Salaries. We provide a base salary for our executives to compensate them for their services during the fiscal year. Other than as established pursuant to negotiated long-term employment agreements, because we have a limited number of employees, we have not formulated a policy setting base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:

•	the performance of the executive;

•	our operating performance and results; and

•	internal factors including previously agreed upon contractual commitments, the executive’s compensation relative to other officers, and changes in job responsibility.

We currently have an employment agreement with Stanton Nelson, our Chief Executive Officer.

Performance-based annual cash incentives. The Compensation Committee believes that a substantial portion of each executive’s compensation should tie directly to our financial performance. Our compensation program includes eligibility for an annual performance-based cash incentive opportunity for Chief Executive Officer and Chief Financial Officer as well as selected non-executive employees. The Committee believes that an annual cash incentive component of compensation is necessary to provide additional incentive to help achieve the annual goals, which ultimately benefit our stockholder value.

On April 21, 2015, the Compensation Committee adopted the 2015 Bonus Incentive Plan for Executive Officers (the “2015 Bonus Plan”). The 2015 Bonus Plan set performance-oriented incentive awards to motivate our executive officers. Under the 2015 Bonus Plan, our executive officers were eligible to receive a bonus based on the achievement of certain financial and other objectives during fiscal year 2015. Such bonuses could be paid in cash, shares of our common stock or a combination of both, as determined by the Compensation Committee. The executive officers eligible for participation in the 2015 Bonus Plan were (A) Chairman of the Board, (B) Office of the Chairman, and (C) Chief Executive Officer (the “Participants”).

The Compensation Committee set the following objectives under the 2015 Bonus Plan: (A) achieve 2015 EBITDA equal to or greater than the EBITDA Target, (B) stock price appreciation in 2015 (comparing stock price on December 31, 2015 vs. January 15, 2015), (C) both (i) complete one acquisition, joint venture or other business development transaction, and (ii) stock price appreciation (comparing stock price on December 31, 2015 vs. December 31, 2014), (D) average overall patient satisfaction for 2015 equals or exceeds 95% for our hospitals, ambulatory surgery centers and other healthcare facilities, as consistently determined and as presented in periodic clinical updates to the Board, and (E) achieve 2015 EBITDA greater than EBITDA Target (the “Objectives”). For achievement of the foregoing Objectives, Participants shall earn a bonus equal to a percentage of their base salary as follows:

Performance Objective	Percentage of Base Salary Earned on Achievement of Objective
A. EBITDA at or above target	50%
B. Stock price appreciation	20%
C. Both (i) acquisition, joint venture or business development transaction and (ii) stock price appreciation	15%
D. Patient satisfaction exceeds 95%	15%
E. EBITDA above target (note amounts for Objective E are not cumulative)
(i) EBITDA at least 110% of target	10%
(ii) EBITDA at least 120% of target	20%
(iii) EBITDA at least 130% of target	30%
(iv) EBITDA at least 140% of target	40%
(v) EBITDA at least 150% of target	50%

For each Participant, the Compensation Committee established a performance target equal to 100% percent of such Participant’s base salary and a maximum performance bonus of 150%.

On March 9, 2016, the Compensation Committee reviewed the performance objectives under the 2015 Bonus Plan and determined that the Company achieved Objectives A, B, C and D and with respect to Objective E, the Company achieved an Pro Forma Adjusted EBITDA in excess of 120% of the target. As a result, the Compensation Committee approved the payment of the following bonuses to Participants to be paid 50% in cash and 50% in our common stock:

	Cash	Stock	Total
Named Executive Officer
Stanton Nelson, Chief Executive Officer	$210,000	$210,000	$420,000
Thomas Michaud, Chairman of the Board, CEO of FSHA and FSA	$210,000	$210,000	$420,000
Robert M. Byers, Advisor to Chairman of the Board(1)	$165,000	$165,000	$330,000

(1)	Mr. Byers resigned his position as Advisor to Chairman of the Board on April 15, 2016.

The number of shares of common stock issued to Messrs. Nelson, Michaud and Byers was determined by reference to $3.80, the closing price of our common stock on March 9, 2016. Based on such closing price, we issued 55,263, 55,263 and 43,421 shares, respectively, of our common stock to Messrs. Nelson, Michaud and Byers.

On March 9, 2016, the Compensation Committee determined to award Hugh King, our Chief Financial Officer (Principal Financial and Accounting Officer), a discretionary bonus in an amount equal to $94,875. The Compensation Committee also determined to pay $41,250 of Mr. King’s bonus in cash and $53,625 in shares of our common stock. The number of shares of common stock was determined by reference to $3.80, the closing price of our common stock on March 9, 2016. Based on such closing price, we issued 14,112 shares of our common stock to Mr. King.

During 2014, Messrs. Michaud, Nelson and Byers earned bonuses under the 2014 Incentive Plan for Executive Officers; however, Messrs. Michaud, Nelson and Byers waived the bonuses.

Other Benefits. Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our compensation policies.

These perquisites and benefits include health insurance, life insurance, and other benefits available to all of our employees without discrimination.

We currently do not have a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives, other than our 401(k) retirement plan that is generally available to our employees.

Termination Based Compensation. We have an employment agreement with Stanton Nelson, our Chief Executive Officer. Upon termination of employment, Mr. Nelson is entitled to receive severance payments under their employment agreements in the event of terminations without justifiable cause. This employment agreement is discussed in detail below following the “Summary Compensation Table.” Our employment agreement does not contain any tax gross ups pursuant to Section 280(g) of the Internal Revenue Code.

Tax Implications. Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a principal executive officer and the three most highly compensated executive officers (other than the principal executive officer) at the end of any fiscal year is limited and is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation.” The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the total compensation paid or accrued of our Chief Executive Officer, our Chief Financial Officer and certain other executive officers for our fiscal years ended December 31, 2015 and 2014 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Stanton Nelson	2015	$350,000	$7,000	$211,000	$210,000	$—	$778,000
Chief Executive Officer	2014	350,000	7,000	2,867,000	—	—	3,224,000
Thomas Michaud(3)	2015	350,000	7,000	211,000	210,000	43,000	821,000
Chairman, CEO of FSA and FSHA	2014	350,000	7,000	—	—	49,000	406,000
Hubert King(2)	2015	220,000	48,000	55,000	—	—	323,000
Chief Financial Officer	2014	110,000	3,500	430,000	—	—	543,500
Robert M. Byers(3)(4)	2015	275,000	7,000	166,000	165,000	46,000	659,000
Advisor to Chairman of the Board	2014	275,000	7,000	—	—	52,000	334,000

(1)	The value of Stock Awards is the grant date fair value multiplied by the number of shares awarded computed in accordance with FASB ASC Topic 718. For financial reporting purposes, the fair value of the Stock Awards is expensed over the requisite vesting period for the award. The assumptions the Company used for calculating the grant date fair values are set forth in Note 15 to the Company’s consolidated financial statements for the year ended December 31, 2015, which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 31, 2016.
(2)	Mr. King was appointed as our Chief Financial Officer on July 1, 2014.
(3)	While employed by the Foundation Entities, prior to September 2012, Mr. Michaud was under a vacation policy that provided for unlimited accrual of paid-time off. In September 2012, the Foundation Entities transitioned to a vacation policy that limited the amount that could be carried forward. The amount of accrued paid-time off that was owed to Mr. Michaud at that time is being paid out over a three-year period and is reported under “All Other Compensation” in this table.
(4)	Mr. Byers resigned his position as Advisor to Chairman of the Board on April 15, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information related to equity awards held by our named executive officers as of December 31, 2015. During 2015, no options to purchase our common stock were exercised by the named executive officers.

	Outstanding Equity Awards at December 31, 2015 (1)
	Option Awards				Stock Awards
	Number of Common Stock Underlying Options		Option Exercise	Option Expiration	Number of Shares of Stock That	Market Value of Shares of Stock That
Name	Exercisable	Unexercisable	Price	Date	Have Not Vested	Have Note Vested(4)
Stanton Nelson(1)(2)	33,000	—	$5.00	3/30/2022	491,505	$2,064,321
Thomas Michaud	—	—	$—	—	—	$—
Hubert King(3)	—	—	$—	—	100,000	$420,000

(1)	On March 30, 2012, Mr. Nelson was granted options to purchase 330,000 shares of the Company’s common stock at $5.00 per share. The option grant had six tranches of 55,000 shares each that vested based on the passage of time and/or the achievement of certain performance targets by the Company. On July 22, 2013, a change of control provision within Mr. Nelson’s option award was triggered as a result of the acquisition of the Foundation Entities and all of his options became vested.
(2)	On February 17, 2014, Mr. Nelson was awarded a stock grant of 819,175 shares of the Company’s common stock. Twenty percent of the stock award vested immediately with the remaining shares vesting over a four year period.
(3)	Mr. King was appointed as our Chief Financial Officer on July 1, 2014 and on August 25, 2014 was awarded a stock grant of 100,000 shares of the Company’s common stock. The stock award vests over a five year period beginning on January 1, 2015.
(4)	On December 31, 2015, the closing price of our common stock as quoted on OTCQB was $4.20.

Employment Arrangements with Current Executive Officers

We have entered into an employment agreement with Stanton Nelson, our Chief Executive Officer. We originally entered into such agreement effective October 1, 2009, and the agreement was subsequently amended and restated on April 6, 2012. The material terms of this employment agreement, as amended to such date, are summarized below:

Initial Employment Agreement with Stanton Nelson. Effective October 1, 2009, we entered into an employment agreement with Mr. Nelson to serve as either or both the Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Nelson’s agreement is for an initial three-year term, and automatically extends for additional three year periods, unless earlier terminated in accordance with its terms or we notify him within 120 days of termination date that the term will not be extended. The employment of Mr. Nelson is full time and may be terminated by him or the Company with or without cause. Except to a limited extent and as expressly permitted by our Board of Directors, Mr. Nelson is prohibited from serving as an officer or director of a publicly-held company or owning an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to our business. Mr. Nelson is to receive a base salary of $1.00, and is eligible to be paid bonus compensation, if any, as determined in the absolute discretion of the Company. In addition, upon execution of the employment agreement, and on October 1 of each year during the term of his employment agreement, Mr. Nelson shall be granted a fully vested stock award of 100,000 shares of the Company’s common stock pursuant to the Company’s Amended 2008 Plan. Mr. Nelson is eligible for participation in any and all benefit programs that the Company makes available to its employees, including health, dental and life insurance to the extent that he meets applicable eligibility requirements. Mr. Nelson is entitled to four weeks paid vacation yearly. We have the right to terminate Mr. Nelson’s agreement without cause for any reason, and Mr. Nelson may terminate his employment for cause, in either case on at least 30-day advance notice. In the event of termination without cause by us or termination by Mr. Nelson for cause, Mr. Nelson is entitled to a grant of 300,000 shares of fully vested common stock under our Amended 2008 Plan, reduced by any amounts of common stock already granted to him pursuant to his employment agreement, issued in 24 equal installments, plus eligibility in health and certain other benefit plans for 12 months from termination.

Amended and Restated Employment Agreement with Stanton Nelson. The amended employment agreement with Mr. Nelson replaces his prior employment agreement that became effective on October 1, 2009. Under the terms of the amended agreement, Mr. Nelson will continue to serve as Chief Executive Officer of the Company. Mr. Nelson’s employment is “at will” and may be terminated at any time by Mr. Nelson or the Company, subject to the terms of the amended agreement. Except to a limited extent and as expressly permitted by our Board of Directors, Mr. Nelson is prohibited from serving as an officer or director of a publicly-held company or owning an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to our business. Mr. Nelson will receive a base salary of $199,000, which may be increased in the discretion of the Compensation Committee of the Board of Directors of the Company. Mr. Nelson is eligible for participation in any and all benefit programs that the Company makes available to its employees, including health, dental and life insurance to the extent that he meets applicable eligibility requirements. Mr. Nelson is entitled to four weeks paid vacation yearly. We have the right to terminate Mr. Nelson’s agreement without cause for any reason, and Mr. Nelson may terminate his employment for cause, in either case on at least 30-days advance notice. In the event of termination without cause by us or termination by Mr. Nelson for cause, Mr. Nelson shall be entitled to a payment equal to 18-months of his most recent base salary plus eligibility in health and certain other benefit plans for 18 months from termination.

In addition, Mr. Nelson agreed that, during the 24 months following termination of his employment, he will:

•	Not acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business involved in providing sleep disorder diagnostic services, sleep therapy or re-supply services in any city in the United States where the Company or any of its affiliates owns a sleep center, or that is within 40 miles of a sleep center location owned by the Company or any of its affiliates;

•	Not solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of the Company or any of its affiliates, or breach any relationship with the Company or any of its affiliates; and

•	Not solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates.

The foregoing summary of the Amended and Restated Employment Agreement is qualified in its entirety by reference to the exhibit filed with the Company’s Annual Report on 10-K for the year ended December 31, 2012.

In February 2014, the Compensation Committee of the Board of Directors increased Mr. Nelson’s base salary to $350,000 per year.

Compensation of Directors

During 2015, we compensated our directors for service on our Board of Directors or for attending meetings of our Board of Directors or any of its committees. We reimburse our independent directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors. A summary of our director compensation for the year ended December 31, 2015 follows:

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Thomas Michaud(1)	$—	$—	$—	$—	$—
Stanton Nelson(1)	$—	$—	$—	$—	$—
Steven L. List	$25,000	$34,500	$—	$—	$59,500
Joseph Harroz, Jr.	$25,000	$34,500	$—	$—	$59,500
Robert A. Moreno, M.D.	$25,000	$23,000	$—	$—	$48,000
Richard L. Zahn(2)	$15,000	$23,000	$—	$24,000	62,000
Lorin E. Patterson	$15,000	$23,000	$—	$—	38,000

(1)	All compensation received by our directors who are also executive officers is included in our Summary Compensation Table. See “Executive Compensation” for compensation received by directors who also served as an employee during 2015 or 2014.
(2)	Mr. Zahn was paid consulting fees of $24,000 during 2015 for strategic and management consulting services.

Equity Compensation Plans

For the benefit of our employees, directors and consultants, we have adopted the Amended and Restated 2008 Long-Term Incentive Plan, or Amended 2008 Plan. The following is a summary of the existing terms of the Amended 2008 Plan.

At our 2014 Annual Meeting of Shareholders held on May 12, 2014, our shareholders approved a proposal to amend and restate certain terms of the Amended 2008 Plan. Approval of the amendment and restatement of our Amended 2008 Plan resulted (i) in the increase of the number of shares of common stock authorized for issuance under the plan by 1,725,000 to 2,000,000 (there are currently 1,420,849 shares of common stock reserved and 579,151 shares remain available), (ii) to amend the maximum award of stock options, stock awards, stock appreciation rights or performance units under the Amended 2008 Plan so that no individual can receive awards covering more than 1,000,000 shares of common stock in any year and amend the maximum award of a performance bonus so that no individual may receive a performance bonus valued at more than $2,500,000 for any calendar year period; and (iii) to correct minor administrative and typographical errors.

The Amended and Restated 2008 Long-Term Incentive Plan. The Amended 2008 Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Amended 2008 Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Amended 2008 Plan (“Incentive Awards”).

For purposes of administration of the Incentive Plan, it is deemed to consist of three separate incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Amended 2008 Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Amended 2008 Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.

The Amended 2008 Plan became effective on October 29, 2008 and was approved and adopted by our Board of Directors, as amended, on March 30, 2012 and by our shareholders on May 14, 2012. The Amended 2008 Plan has a 10-year term, ending October 29, 2018, during which time incentive awards may be granted. The Amended 2008 Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.

Summary of the Amended 2008 Plan

The following description of certain features of the Amended 2008 Plan is intended to be a summary only.

Plan Administration. For purposes of administration, the Amended 2008 Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to non-executive officers, an “Executive Officer Participant Plan” which is limited to executive officers and a “Non-Employee Director Participant Plan” which is limited to non-employee directors. Except for administration and the category of participants eligible to receive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Amended 2008 Plan may be administered, by the Compensation Committee, the Board or as otherwise delegated in accordance with the terms of the Amended 2008 Plan and such administrator shall be referred to as the Administrator.

The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2008 Plan. The Administrator may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator’s authority and duties with respect to the granting of awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria.

Eligibility and Limitations on Grants. Persons eligible to participate in the Amended 2008 Plan will be those officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the Administrator. The intention in making awards to eligible persons under the Amended 2008 Plan will be to align the compensation for these individuals over a multi-year period directly with the interests of our shareholders and serve as a tool in the recruiting and retention of these individuals.

The maximum award of stock options, stock awards, stock appreciation rights or performance units granted to any one individual will not exceed 1,000,000 shares (subject to adjustment for stock splits and similar events) for any calendar year period. The maximum award of a performance bonus to any individual shall not exceed $1,000,000 for any calendar year period.

Stock Options granted to employees and key persons. The Amended 2008 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the Amended 2008 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our Common Stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator.

Options may be exercised in whole or in part with written notice to the Company’s delegate. The option exercise price may be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares that are beneficially owned by the optionee based on the fair market value of the Common Stock on the date of exercise or, subject to applicable law, by delivery to the Company of an exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check payable to the Company for the purchase price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Options granted to non-employee directors. The Administrator may grant non-qualified stock options to our non-employee directors and such grants may vary among individual non-employee directors. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our Common Stock on the date of grant.

Unless otherwise determined by the Administrator, a stock option granted to our non-employee directors will be exercisable in full on the date of grant. The term of each option may not exceed ten years from the date of grant. Options may be exercised only by notice to the Company specifying the number of shares to be purchased.

Upon exercise of options, the option exercise price will be paid in the same manner as described above under “Stock Options granted to employees and key persons.”

Restricted Stock Awards. The Administrator may award shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Performance Units. The Administrator may grant performance units to participants subject to such conditions and restrictions as the Administrator may determine. The conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. To the extent that performance goals are included for an award of performance units, the performance period shall be for a period of not less than one year. The award may be paid out in cash or in shares of common stock as determined in the sole discretion of the Administrator and subject to Board approval.

Performance Bonus Awards. The Administrator may grant performance bonus awards independent of, or in connection with, the granting of other awards under the Amended 2008 Plan. The Administrator, in its sole discretion, determines whether and to whom performance bonus awards will be granted, the performance goals subject to the award, the period during which performance is to be measured, and such other conditions as the Administrator shall determine. Payment of a performance bonus may shall be made within 60 days of the Board’s certification that the performance target has been achieved unless the grantee has elected to defer payment pursuant to a non-qualified deferred compensation plan adopted by the Company. The award may be paid out in cash or in shares of common stock as determined in the sole discretion of the Administrator and subject to Board approval.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights independent of, or in connection with, the grant of options under the Amended 2008 Plan. The amount payable with respect to each stock appreciation right shall be equal to the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the stock appreciation right. Payment shall be made in shares of common stock having a value equal to the closing sale price on the exercise date, or in cash, as established in the stock appreciation right award agreement.

Cash-based Awards. The Administrator may grant cash-based awards under the Amended 2008 Plan. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the Administrator determines.

Change of Control. The Administrator may provide in the award agreement relating to any award that such award may be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control, as defined in the Amended 2008 Plan.

Tax Withholding. Participants in the Amended 2008 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. The Company has the right to deduct any such taxes from any payment otherwise due grantee, including the right to reduce the number of shares of Common Stock otherwise required to be issued to a grantee in an amount that, on the date of issuance, would have a fair market value equal to all such taxes required to be withheld by the Company.

Amendments and Termination. Our Board of Directors may at any time amend or discontinue the Amended 2008 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2008 Plan, including any amendments that increase the number of shares reserved for issuance under the Amended 2008 Plan, materially modify the eligibility requirements for participation in the Amended 2008 Plan or materially increase the benefits to participants provided by the Amended 2008 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2015, we believe that each person who, at any time during 2015, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2015, except that: Mr. Nelson, our Chief Executive Officer, reported two transactions late on two Form 4s; Mr. King, our Chief Financial Officer, reported one transaction late on one Form 4. ; Messrs. Harroz, List, and Moreno, our directors, each reported one transaction late on one Form 4; Mr. Zahn, one of our directors filed two transactions late on two Form 4s and also filed a late Form 3; Mr. Patterson, one of our directors, filed one transaction late on one Form 4 and also filed a late Form 3. Mr. Byers, our Advisor to the Chairman of the Board, filed one transaction late on one Form 4.

Director Liability and Indemnification

As permitted by the provisions of the Oklahoma General Corporation Act, our Restated Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director.

•	for a breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.

Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the:

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request; or

•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after September 1, 2008. This insurance protection covers claims and any related defense costs based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. In addition, the insurance protection covers non-indemnifiable losses on individual directors and officers. The coverage limits on these director and officer indemnity policies are in amounts that we believe to be reasonable.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2014, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plan approved by our shareholders is our Amended 2008 Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Amended and Restated 2008 Long-Term Incentive Plan	110,500	$7.50	777,740

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of April 29, 2016, of (i) the only persons known by us to own beneficially more than 5% of our common stock; (ii) each of our current directors and executive officers; and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, subject to community property laws, where applicable. For purposes of the table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days following April 29, 2016 (pursuant to exercise of stock options, warrants or conversion rights) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

Name and Address of Beneficial Owner	Shares Owned of Record	Rights to Acquire	Total Shares	Ownership Percentage (1)
Foundation Healthcare Affiliates, LLC (5)	11,450,000	—	11,450,000	65.9%
Oliver Company Holdings, LLC (2)	1,712,599	—	1,712,599	9.9%
Arvest Bank (6)	1,333,333	—	1,333,333	7.7%
Thomas Michaud (3)(4)	11,450,250	—	11,450,250	65.9%
Stanton Nelson (3)(4)	841,153	33,000	874,192	5.0%
Joseph Harroz, Jr. (3)(4)	18,535	—	18,535	*%
Steven L. List (3)(4)	15,500	—	15,500	*%
Robert A. Moreno, M.D. (3)(4)	31,100	—	31,100	*%
Richard L. Zahn (3)(4)	6,500	—	6,500	*%
Lorin E. Patterson (3)(4)	5,000	—	5,000	*%
Hubert King (3)(4)	111,143	—	111,143	*%
Executive Officers and Directors as a group (8 individuals)	12,479,181	33,000	12,512,181	71.7%

*	Represents less than one percent (1.0%) of the outstanding shares of common stock.
(1)	Percentages are rounded to the nearest one percent, based upon 17,375,194 shares of common stock outstanding.
(2)	Includes (i) 5,000 shares held by Mr. Roy T. Oliver and (ii) 1,664,495 shares held by Oliver Company Holdings, LLC and 43,104 shares held by Valiant Investments, LLC. Mr. Oliver has voting and investment power over the shares held by Oliver Company Holdings, LLC and Valiant Investments, LLC, and therefore may be deemed to beneficially own such shares. The business address of each of Oliver Company Holdings, LLC and Roy T. Oliver is 101 North Robinson, Ste. 900, Oklahoma City, Oklahoma 73102.
(3)	The named person is an executive officer or a director or both.
(4)	The business address of such person is 14000 N. Portland Ave., Ste. 200, Oklahoma City, Oklahoma 73134.

(5)	The business address of Foundation Healthcare Affiliates, LLC is 14000 N. Portland Ave., Ste. 204, Oklahoma City, Oklahoma 73134.
(6)	The business address of Arvest Bank is 5621 N. Classen Blvd., Oklahoma City, Oklahoma 73118.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.

Our Nominating and Corporate Governance Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.

Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2015. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.

Sleep Lab International, Ltd., referred to as New Sleep. New Sleep is controlled by Dr. Robert Moreno, one of our Directors. The sublease with New Sleep calls for monthly rent payments of $8,767 and the sublease expires on November 30, 2018. The space subleased from New Sleep will be sublet to physician partners and casual uses of our hospital and is located in a building that also houses one of our imaging facilities. During the year ended December 31, 2015, we incurred approximately $109,142 in lease expense under the terms of the lease.

As of December 31, 2015, we had $0.2 million on deposit at Valliance Bank. Valliance Bank is controlled by Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates. Non-controlling interests in Valliance Bank are held by Mr. Stanton Nelson, our chief executive officer and Mr. Joseph Harroz, Jr., one of our directors. Mr. Nelson and Mr. Harroz also serve as directors of Valliance Bank.

We have office space subject to a lease agreement with City Place, LLC (“City Place”). Under the lease agreement, we pay monthly rent of $17,970 until June 30, 2014; $0 from July 1, 2014 to January 31, 2015 and $17,970 from February 1, 2015 to May 31, 2015 plus additional payments for allocable basic expenses of City Place; the lease as terminated early effective May 31, 2015, in which we agreed to pay $89,850 in five equal installments of $17,970 ending October 31, 2015. Non-controlling interests in City Place are held by Roy T. Oliver, one of our greater than 5% shareholders and affiliates. During the years ended December 31, 2015 and 2014, we incurred approximately $53,900 and $146,000, respectively, in lease expense under the terms of the lease.

During the years ended December 31, 2015 and 2014, we incurred $0.1 and $1.4 million, respectively, in legal fees with Reed Smith, LLP. Mr. Lorin E. Patterson, one of our directors, is a partner with Reed Smith, LLP.

PROPOSAL TWO — APPROVAL ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities Exchange Commission. This proposal, which is commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express whether they support our company’s executive compensation programs.

Our Board of Directors believes that our compensation programs and policies attract and retain talented executives, tie executive pay to performance, support our company’s annual and long-term goals and align the interests of our executives with our shareholders. For a description of our executive compensation, please refer to the section of this Proxy Statement entitled “Overview of Executive Compensation” and the compensation tables and narrative disclosure included in that section.

This vote is advisory, which means that the vote is not binding on our company, our Board or the Compensation Committee of our Board. However, our Board and Compensation Committee value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure, is hereby APPROVED.”

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the approval on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2016. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Hein & Associates, our Board will reconsider the appointment.

A representative of Hein & Associates LLP is not expected to be present at the Annual Meeting.

Hein & Associates LLP also served as our independent registered public accounting firm for the year ending December 31, 2015.

Audit Fees

Audit Fees. The aggregate audit fees billed by the Company’s current auditor, Hein & Associates LLP, during 2015 and 2014 was $296,000 and $350,000, respectively. The aggregate audit fees included fees billed for the audit of our annual financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q and other public filings.

Audit-Related Fees. During 2015, we incurred audit-related fees of $77,000 related to the audit of the historical financial statements of University General Hospital, LLP. During 2014, we did not incur any audit-related fees.

Tax Fees. In 2015 and 2014, we did not incur any tax fees with Hein & Associates LLP with respect to the preparation of our Federal and state tax returns.

All Other Fees. During 2015 and 2014, we did not incur any other fees.

In reliance on the review and discussions referred to above, our Audit Committee and Board of Directors approved the audited financial statements for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee Pre-Approval Procedures. Rules and regulations of the Securities and Exchange Commission implemented in accordance with the requirements of Sarbanes-Oxley Act of 2002 require audit committees of companies reporting under and pursuant to the Securities Exchange Act of 1934 to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. During a year circumstances may arise that require engagement of the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we obtain the specific pre-approval of our Audit Committee before engaging our independent public accountants. The procedures require our Audit Committee to be informed of each service, and the procedures do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom this authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

For 2015, all of the audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered accounting firm for the year ending December 31, 2016. We will vote your proxy accordingly unless you specify a contrary choice.

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

We must receive any proposal by a shareholder of Foundation Healthcare intended to be presented at the 2017 Annual Meeting of Shareholders at our principal executive offices not later than January 8, 2017 in accordance with Rule 14a-8 issued under the Exchange Act for inclusion in Foundation Healthcare’s proxy statement and form of proxy relating to that meeting.

If a shareholder who wishes to present a proposal at the 2017 Annual Meeting of Shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by March 24, 2017 and such proposal is brought before the 2017 Annual Meeting of Shareholders, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2017 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2017 Annual Meeting of Shareholders must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Foundation Healthcare, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

The solicitation of this proxy is made by the Company. We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses. We may, if appropriate, retain any independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm’s customary fees and expenses which such fees would be expected to be approximately $7,500, plus expenses.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 14000 N. Portland Ave., Suite 200, Oklahoma City, Oklahoma 73134 or via telephone at 450-608-1700, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Foundation Healthcare, Inc. at 14000 N. Portland Ave., Suite 200, Oklahoma City, Oklahoma 73134, telephone: (405) 608-1700. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS,

Mark R. Kidd

Secretary

April 29, 2016

A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2015, accompanies this Proxy Statement.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 20, 2016.
Vote by Internet
• Go to www.investorvote.com/FDNH
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Thomas Michaud	☐	☐	02 - Stanton Nelson	☐	☐	03 - Joseph Harroz, Jr.	☐	☐

	04 - Steven L. List	☐	☐	05 - Robert A. Moreno, M.D.	☐	☐	06 - Lorin E. Patterson	☐	☐

	07 - Richard L. Zahn	☐	☐

*	To elect each for a term ending in 2017 and until each of their respective successors shall have been duly elected and qualified.

		For	Against	Abstain

2.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
3.	To ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Shareholders to be Held on June 20, 2016.

The Annual Report on Form 10-K and Proxy Statement are available at:

www.edocumentview.com/FDNH

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FOUNDATION HEALTHCARE, INC.	+

14000 N. Portland Avenue, Suite 200

Oklahoma City, Oklahoma 73134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FOUNDATION HEALTHCARE, INC.

The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated April 29, 2016, and hereby appoints each of Stanton Nelson and Mark R. Kidd as Proxy, with the power to appoint his substitute, and hereby appoints and authorizes him to represent and vote as designated herein, all the shares of Common Stock, $0.0001 par value, of Foundation Healthcare, Inc. (the “Company”) held of record by the undersigned on April 28, 2016 at the annual meeting of shareholders to be held at 11:00 a.m. on June 20, 2016, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON REVERSE SIDE)

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+